EXHIBIT 10.57

MATTEL, INC.

HOURLY PERSONAL INVESTMENT PLAN

FOURTH AMENDMENT TO THE JANUARY 1, 2006 RESTATEMENT

WHEREAS, Mattel, Inc. (the “Company”) desires to amend the Plan to clarify the provisions for correction in the event of a failure of the ACP test and to provide for distributions to military personnel called to active duty in accordance with the Heroes Earnings Assistance & Relief Act of 2008;

NOW THEREFORE, the Plan is hereby amended effective as of January 1, 2010, or as otherwise specified herein, as follows:

1. Section 6.4(a) shall be deleted in its entirety and replaced with the following:

“6.4	Provision for Return of Excess After-Tax Contributions and Company Matching Contributions on Behalf of Highly Compensated Employees.

(a) The Committee shall determine, as soon as is reasonably possible following the close of the Plan Year, the extent (if any) to which After-Tax and Company Matching Contributions on behalf of Highly Compensated Employees may cause the Plan to exceed the limitations of Section 6.3 for such Plan Year. If, pursuant to the determination by the Committee, After-Tax and Company Matching Contributions on behalf of a Highly Compensated Employee may cause the Plan to exceed such limitations, then the Committee shall take the following steps:

(i) First, any excess After-Tax Contributions that were not matched by Company Matching Contributions, and any Income allocable thereto, shall be distributed to the Highly Compensated Employee (after withholding any applicable income taxes on such amounts).

(ii) Second, if any excess remains after the provisions of (i) above are applied, to the extent necessary to eliminate the excess, any excess After-Tax Contributions that were matched by Company Matching Contributions, and any Income allocable thereto, shall be distributed to the Highly Compensated Employee (after withholding any applicable income taxes on such amounts). Any corresponding Company Matching Contributions on such refunded After-Tax Contributions shall be forfeited.

(iii) Third, if any excess remains after the provisions of (i) and (ii) above are applied, to the extent necessary to eliminate the excess, Company Matching Contributions on behalf of the Highly Compensated Employee, and any Income allocable thereto, shall be forfeited, to the extent forfeitable under the Plan, or distributed to the Highly Compensated

Employee, to the extent non-forfeitable under the Plan (after withholding any applicable income taxes on such amounts).

(iv) If administratively feasible, excess After-Tax Contributions and Company Matching Contributions which are nonforfeitable under the Plan, including any Income allocable thereto, shall be distributed to Highly Compensated Employees, or, to the extent forfeitable, forfeited, within two and one-half (2-1/2) months following the close of the Plan Year for which the excess Contributions were made, but in any event no later than the end of the first Plan Year following the Plan Year for which the excess Contributions were made, notwithstanding any other provision in this Plan. Amounts of excess Company Matching Contributions forfeited by Highly Compensated Employees under this Section, including any income allocable thereto, shall be applied, to the maximum extent practicable, to reduce Company Matching Contributions for the Plan Year for which such excess Contributions were made and thereafter shall be applied as soon as possible to reduce Company Matching Contributions for succeeding Plan Years.”

2. The following sentence shall be added to the end of Section 8.3(a) effective as of January 1, 2007:

“A Participant who dies on or after January 1, 2007 while performing qualified military service, as defined in Code Section 414(u), shall be deemed to have died during his employment for purposes of this subparagraph.”

3. The following phrase shall be added to the beginning of the first sentence in Section 8.6(d):

“Except as otherwise provided in Section 8.6(j) or (k) below,”

4. The following new Sections 8.6(j) and (k) shall be added to the Plan:

“(j) Notwithstanding the foregoing, during any period the Participant is performing service in the uniformed services described in Code Section 3401(h)(2)(A), such Participant shall be eligible to elect to receive a withdrawal from the Participant’s Before-Tax Contributions Account prior to attaining age 59 1/2. Such distribution shall be limited to the amount credited to the Participant’s Before-Tax Contributions Account minus any earnings credited to such account after December 31, 1988. If a Participant elects to receive a distribution in accordance with this subparagraph, the Participant may not make Before-Tax Contributions or After-Tax Contributions during the 6-month period beginning on the date of distribution.

(k) Notwithstanding the foregoing, effective on and after January 1, 2011, pursuant to Code Section 401(k)(2)(B)(i)(V), an individual who is a member of a reserve component who is called to active duty either for a period in excess of 179 days or for an indefinite period of time may elect to receive a “qualified reservist distribution” as defined in Code Section 72(t)(2)(G)(iii) which distribution shall not be subject to the otherwise applicable 10-percent excise tax of Code Section 72(t)(1) on early distributions.”

5. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Mattel, Inc. has caused this instrument to be executed by its duly authorized officer this 20th day of December, 2010, effective as of the date set forth above.

MATTEL, INC.

By:	/s/ Alan Kaye
Name:	Alan Kaye
Title:	SVP Human Resources

3